UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO
    FILE REPORTS UNDER SECTION 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF
                                      1934.

                                   Commission File Number       33-98620
                                                          ---------------------

                      AmeriCredit Financial Services, Inc.
        (with respect to AmeriCredit Automobile Receivables Trust 1996-C)
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             (Exact Name of Registrant as specified in its charter)

           200 Bailey Avenue, Fort Worth, Texas 76107; (817) 882-7000
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                Class A-1 5.574% Money Market Asset Backed Notes
                   Class A-2 Floating Rate Asset Backed Notes
                       Class A-3 6.40% Asset Backed Notes
                         6.65% Asset Backed Certificates
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            (Title of each class of securities covered by this Form)

                                      None
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(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)  |_|         Rule 12h-3(b)(1)(ii) |_|
       Rule 12g-4(a)(1)(ii) |_|         Rule 12h-3(b)(2)(i)  |_|
       Rule 12g-4(a)(2)(i)  |_|         Rule 12h-3(b)(2)(ii) |_|
       Rule 12g-4(a)(2)(ii) |_|         Rule 15d-6           |X|
       Rule 12h-3(b)(1)(i)  |_|


      Approximate number of holders of record as of the certification or notice date:

            Class A-1 5.574% Money Market Asset Backed Notes:  0
                                                               -
            Class A-2 Floating Rate Asset Backed Notes:  4
                                                         -
            Class A-3 6.40% Asset Backed Notes:  15
                                                 --
            6.65% Asset Backed Certificates:  4
                                              -

      Pursuant to the requirements of the Securities Exchange Act of 1934 AmeriCredit Financial Services, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: June 25, 1997              BY: /s/ Preston Miller
     -------------------------       ------------------------------------------
                                     Name:  Preston Miller
                                     Title: Senior Vice President and Treasurer